Insider trading policy

Exhibit 19.1

Insider Trading Policy

Approved by the Board: February 26, 2025

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Insider trading policy

Table of Contents

Section 1.00     Background3

Section 2.00    Definitions3

Section 3.00     Penalties for Violation of the Insider Trading Laws5

Section 3.01     Civil and Criminal Penalties5

Section 3.02     Controlling Person Liability5

Section 3.03     Company Sanctions5

Section 4.00    Statement of Policy5

Section 4.01     No Trading on Material Non-Public Information5

Section 4.02     No Tipping5

Section 4.03     No Exception for Hardship6

Section 4.04     Black-Out and Pre-Clearance Procedures.…………………....................6

Section 5.00     Pre-Approval & Reporting Requirements for Designated Officers  & Directors…………..….7

Section 6.00     Additional Guidance and Restrictions………………………………………………………………..8

Section 6.01     Short Swing Profit Recapture………………………..……………..….....8

Section 6.02     Stock Option Exercise..8

Section 6.03     401(k) Plan8

Section 6.04      Hedging and Other Speculative Transactions8

Section 6.05     Margin Accounts and Pledged Securities9

Section 6.06     Confidentiality9

Section 6.07     Open Orders with Brokers10

Section 6.08     Questions Regarding This Policy…………………………………………..…10

Section 6.09     Former Employees and Directors………………………………………….....10

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Section 6.10     Distribution…………………………………………………………………....11

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Acknowledgement & Certification………………………………………………………………………………………....12

Section 1.00 - Background

This Insider Trading Policy (the “Policy”) sets forth the policies and procedures that all employees, officers and directors (each, an “Insider”) of John Marshall Bancorp, Inc. (the “Company”) and its subsidiaries must follow in conjunction with the purchase, sale, gift (defined as the transfer of securities for nothing or less than fair market value in return), or other transfer (collectively, “trade”) of Company Securities (as defined below), as well as the securities of other public companies with which the Company has a business relationship. This Policy applies to you, as an Insider and your “immediate family members,” who consist of your family members that reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities or securities of other public companies with which the Company has a business relationship are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities or such other securities) or other entities you may influence or control (such as an entity that you may influence or control the investment decisions of that entity, like whether to trade Company Securities). This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Compliance Officer, as defined in this Policy.

A “Company Security” means the Company’s common stock, options, and any other securities that the Company may issue, such as preferred stock, warrants, notes, bonds, convertible securities, and derivative securities relating to any of the Company’s stock, whether or not issued by the Company, such as exchange traded put or call options and swaps.

Federal and State securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade in such company’s securities or otherwise recommending the purchase or sale of such company’s securities on the basis of such material non-public information. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq investigate and are very effective at detecting insider trading. The SEC, together with U.S. Attorneys, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Section 2.00 - Definitions

“Compliance Officer” The Company has appointed any of the Chief Financial Officer or the Chief Accounting Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•	Assisting with implementation and enforcement of this Policy;
•	Circulating or delegating the circulation of this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•	Pre-clearing all trading in securities of the Company by Designated Officers and Directors in accordance with the procedures set forth in Section 5.00 below; and
•	Providing approval of any transactions under Section 5.00.

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“Designated Officers and Directors” is defined for the purposes of this Policy as the following:

●	All Directors
●	Chief Executive Officer
●	President
●	Chief Accounting Officer
●	Chief Banking Officer
●	Chief Credit Officer
●	Chief Financial Officer
●	Chief Lending Officer
●	Chief Operating Officer
●	Chief Risk Officer
●	Corporate Secretary
●	Director of Human Resources
●	Director of Sales
●	All employees of the Finance & Accounting Department
●	Any other Insiders who are notified in writing by the Corporate Secretary from time to time that they are subject to the provisions of this Policy relating to Designated Officers and Directors

As set forth in more detail in Section 4.00 below, this Policy applies to an Insider’s activities when the Insider is aware or otherwise in possession of material non-public information (“Material Non-Public Information”) relating to the Company or to any other public company with which the Company has a business relationship.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Some examples include, but are not limited to:

•	Significant changes in the Company’s prospects;
•	Significant write-downs in assets or increases in reserves;
•	developments regarding significant litigation or government agency investigations;
•	Liquidity problems;
•	Changes in earnings estimates or unusual gains or losses in major operations;
•	Major changes in the Company’s management or the board of directors;
•	Changes in dividends;
•	Extraordinary borrowings;
•	Major changes in accounting methods or policies;
•	Award or loss of a significant contract;
•	Cybersecurity risks and incidents, including vulnerabilities and breaches;
•	Changes in debt ratings;
•	Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•	Offerings of the Company’s securities.

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The foregoing is merely illustrative, and not intended to be a comprehensive list of all information, which might be characterized as “material.”

Information is considered non-public if it is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by an SEC filing) and the investing public has had time to absorb the information thoroughly. As a general rule, information is considered non-public until the end of the second full trading day after the information is released.

If you are unsure whether information is material and/or non-public, you should either consult with the Compliance Officer before disclosing such information to any third party or trading in Company Securities (or securities of any other public company to which such information relates) or assume that the information is Material Non-Public Information.

Section 3.00 – Penalties for Violation of the Insider Trading Laws

Section 3.01 – Civil and Criminal Penalties

Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided. In addition to these potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages.

Section 3.02 – Controlling Person Liability

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Section 3.03 – Company Sanctions

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

Section 4.00 – Statement of Policy

Section 4.01 – No Trading on Material Non-Public Information

You may not trade in Company Securities, directly or through immediate family members or other persons or entities, if you are aware or otherwise in possession of Material Non-Public Information relating to the Company. Similarly, you may not trade in the securities of any other public company if you are aware or otherwise in possession of Material Non-Public Information relating to such company which you obtained in the course of your Insider relationship with the Company.

Section 4.02 – No Tipping

You may not pass Material Non-Public Information relating to the Company or to any other public company with which the Company has a business relationship on to others or recommend to anyone the purchase or sale of any Company Securities

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or securities of any such other public company when you are aware of such Material Non-Public Information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you do not gain any benefit from another’s trading.

Section 4.03 – No Exception for Hardship

The existence of a personal financial emergency or any other exigent circumstance does not excuse you from compliance with this Policy.

Section 4.04 – Black-Out and Pre-Clearance Procedures

In addition to insider trading restrictions generally applicable to all Insiders, the Company’s Board of Directors has approved the following additional restrictions applicable to all Designated Officers and Directors (and their immediate family members). Designated Officers and Directors (and their immediate family members) are restricted by black-out periods during which generally NO trading of Company Securities may occur. However, exceptions may apply in limited circumstances and examples are listed further in this section.

The Company’s pre-established black-out period begins on the Friday before the Board Meeting of the third month of each quarter, and ends after the second (2nd) full trading day following the release of the Company’s earnings for that quarter. Designated Officers and Directors in the normal course of doing business are expected to come into possession of Material Non-Public Information relating to the Company such as quarterly and annual earnings and other confidential material not yet disclosed to the public. These pre-determined “black-out” periods have been established to protect Designated Officers and Directors from inappropriately trading in Company Securities.

From time to time, other types of Material Non-Public Information relating to the Company, such as negotiation of mergers, acquisitions, or dispositions, internal investigations, or other significant events, may be pending and may not be publicly disclosed. While such Material Non-Public Information is pending, the Company may impose special black-out periods during which Designated Officers and Directors (and such other Insiders as the Company may determine) are prohibited from trading in Company Securities (and securities of such other public companies as the Company may determine). If the Company imposes a special black-out period, it will notify the affected Insiders.

In January of each year, the Compliance Officer will distribute to the Designated Officers and Directors a list of the anticipated pre-established black-out periods for the current year. In the event a pre-established blackout period needs to be modified, the Compliance Officer will provide an updated pre-established black-out periods list, as required, and such updated list shall supersede prior versions. The Compliance Officer will distribute to the Designated Officers and Directors information on special black-out periods on an as-needed basis. Any special black-out period will remain in effect until the Compliance Officer notifies the Designated Officers and Directors of its expiration. Please note that black-out notifications are for preliminary planning purposes only and subject to change as events merit. The ultimate determination of the black-out will transpire during the trade pre-approval process, as discussed in Section 5.00.

Designated Officers and Directors are further restricted during any black-out periods from:

•	Broker-assisted cashless option exercises
•	Stock-for-stock option exercises
•	Net stock option exercises
•	Share withholding on option exercises
•	Pledges

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•	Gifts

The only allowable exceptions for trading in Company Securities during any black-out periods are:

•	Cash exercise of vested options granted under the Company’s equity compensation plans (however, any subsequent sale of the acquired securities may not occur during an established black-out period (either outright or in connection with a “cashless” exercise transaction through a broker)).
•	This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•	Transactions under a pre-existing written contract, instruction, or plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”) that:
•	Has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
•	Was entered into in good faith by the Designated Officer or Director at a time when the Designated Officer or Director was not in possession of Material Non-Public Information about the Company; and
•	Gives a third party the discretionary authority to execute such purchases and sales, outside of the control of the Designated Officer or Director, so long as such third party does not possess any Material Non-Public Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Without limiting the foregoing, no Designated Officer or Director may enter into a 10b5-1 Plan during any black-out period.

Section 5.00 – Pre-Approval & Reporting Requirements for Designated Officers & Directors

Regardless of whether the Company is in a black-out period, all trades of Company Securities by Designated Officers and Directors (and those of their immediate family members), whether effected through a public securities market or a private transaction, must be pre-approved by contacting the Compliance Officer.

Any transaction in Company Securities by a Director or Designated Officer must be pre-approved by the Compliance Officer (or such other officer as the Compliance Officer may designate from time to time). A request for pre-approval should be submitted at least one trading day in advance of the proposed transaction. Please refer to the attached Securities Transaction Pre-Approval Request Form. The Company is under no obligation to approve a trade submitted for pre-approval, and may determine not to permit the trade for any reason. Each Director and Designated Officer must enter into the proposed transaction within five trading days of receipt of pre-approval unless notified that such pre-approval has been rescinded. If the proposed transaction has not been entered into within five trading days of receipt of pre-approval, such Director or Designated Officer must resubmit the request for pre-approval. Pre-approval of a transaction does not constitute a recommendation by the Company or any of its employees or agents that any Director or Designated Officer engage in the subject transaction.

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A request for pre-approval made during a black-out period will be denied. If a request for pre-approval is not granted, then the requestor should refrain from initiating any transaction in Company Securities and should not inform any other person of the denial. If pre-approval is granted, the requestor may make the trade at any time within, but not after, five trading days of receipt of pre-approval. If the requestor becomes aware of Material Non-Public Information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed.

Trade details should be reported to the Company’s Chief Accounting Officer within one trading day of completion to ensure timely and accurate SEC filings are executed. Although the Company will file required SEC forms on behalf of a Designated Officer or Director who submits a properly completed reporting power of attorney, the responsibility for ensuring the forms are accurate and provided to the Company in a timely manner rests with the Designated Officer or Director.

In the event the Compliance Officer receives overlapping pre-approval requests exceeding 10,000 shares of the Company’s stock, the Compliance Officer shall refrain from trading any of the Company’s shares such officer beneficially owns during the earlier completion of the last (i) five trading day pre-approval window or (ii) pre-approved trade.

Section 6.00 – Additional Guidance and Restrictions

Section 6.01 – Short Swing Profit Recapture

There are special provisions of the federal securities law regarding so-called “short swing profits” which may apply to Designated Officers and Directors, as well as any beneficial owner of more than 10% of the outstanding securities of the Company. In general, the short swing profit rules provide that any profit realized on a purchase and sale of stock within a six-month period is recoverable by the Company. It does not matter whether the purchase or sale occurred first. Short swing profit rules also are applicable to short sales, in which Company Securities are not owned by the Insider at the time of the sale. Liability does not depend upon actual use, or even possession, of inside information by the Insider. Compliance with the short swing profit rules is a personal obligation of Designated Officers and Directors as well as 10% shareholders.

Compliance requires a great deal of advance planning. Persons covered by the rules also must be certain that reports as to their initial stock ownership (Form 3), changes in ownership (Form 4), and annual reports of ownership (Form 5) are accurate and filed in a timely manner with the SEC. The Compliance Officer, or the Corporate Secretary, will answer any questions as to whether the short swing profit rules apply to an individual.

Section 6.02 – Stock Option Exercises

This Policy’s trading restrictions generally do not apply to the cash exercise of a stock option granted under the Company’s equity compensation plans. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Section 6.03 – 401(k) Plan

Reserved for potential future use.

Section 6.04 – Hedging and Other Speculative Transactions

The Company considers it inappropriate for Insiders to engage in speculative transactions in Company Securities or in certain other transactions in Company Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. These transactions can be accomplished through a number of possible mechanisms that

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permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without full risk and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders are prohibited from engaging in any of the following transactions with respect to Company Securities:

•	short sales;
•	buying or selling Company options, including puts or calls;
•	holding Company Securities in margin accounts or pledging Company Securities as collateral, except as expressly provided in Section 6.05;
•	hedging transactions, including through the use of financial instruments such as prepaid variable forward equity swaps, collars, and exchanges of funds and including with respect to any 10b5-1 Plan (as defined below); or
•	placing open orders with a broker to buy or sell Company Securities that have a duration in excess of five trading days (other than when such orders are made pursuant to a 10b5-1 Plan).

In addition, from time to time, the Company may determine that other types of transactions by Insiders in Company Securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

Section 6.05 – Margin Accounts and Pledged Securities

No Insider may pledge any Company Securities that such Insider directly or indirectly owns and controls as collateral for a loan. Notwithstanding the foregoing, the Audit Committee may, in accordance with this Policy, grant an exception to this prohibition to an Insider who desires to pledge Company Securities as collateral for a loan. In making such determination, the Audit Committee shall consider relevant factors, including but not limited to:

•	The amount of pledged Company Securities outstanding at any time in relation to the total number of similar Company Securities outstanding and the market value and trading volume of such similar Company Securities
•	The financial capacity of the borrower to repay the loan without resort to the pledged Company Securities
•	The terms of the proposed pledge arrangement, including loan to value ratio, the name of any other collateral securing the loan and the ability to substitute collateral or similar terms; provided, however, that no Company Securities may be pledged in a margin account

Section 6.06 – Confidentiality

The unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could create serious problems. Insiders should not discuss internal Company matters, developments or confidential information obtained through a relationship of confidence as through the Company with anyone outside the Company, except as required in the performance of regular corporate, contracting, or consulting duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company, which may be made by the financial press, investment analysts, or others in the financial community. It is important that all communications with such parties on behalf of the Company be made by the appropriate person under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Executive Officer.

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When an Insider is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of the Company or any other company involved in the transaction, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:

•	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
•	avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;
•	not gossiping about the Company’s affairs; and
•	restricting the copying and distribution of sensitive documents within the Company.

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

Section 6.07 – Open Orders with Brokers

Always use caution when placing open orders, such as limit orders or stop orders, with brokers. Open orders may result in the execution of a trade at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in Company Securities, which may result in inadvertent insider trading violations, violations of reporting requirements for Designated Officers and Directors, violations of this Policy and unfavorable publicity for you and the Company. As provided in Section 5.00, you may not place an open order with a broker to buy or sell Company Securities that has a duration in excess of five trading days (unless made pursuant to a 10b5-1 Plan). If you are subject to black-out periods or pre-clearance requirements, inform any broker with whom you place any open order at the time it is placed.

Section 6.08 – Questions Regarding this Policy

If you are considering buying, selling, gifting, or otherwise transferring Company Securities and have questions regarding your responsibilities under this Policy, you should contact the Compliance Officer. The Compliance Officer will, in consultation with the Chief Executive Officer, when necessary, determine whether the transaction might imply the improper use of confidential information or Material Non-Public Information in violation of this Policy.

Section 6.09 – Former Employees and Directors

Subject to additional terms, conditions or restrictions that may be set forth in an agreement between the Company and a Designated Officer or Director:

•	Upon termination of the status of the Designated Officer or Director with the Company, the Designated Officer or Director (and his or her immediate family members) will no longer be prohibited from engaging in transactions in Company Securities during black-out periods (as described in Section 4.04)(provided that such Designated Officer or Director (and his or her immediate family members) shall continue to be subject to any black-out period in effect at the time of such termination), but all other trading prohibitions and restrictions detailed in this Policy (including mandatory pre-approval of any transactions in Company Securities) shall apply until the later of (a) the third full trading day following the public release of earnings for the quarter in which the status of the Designated Officer or Director with the Company terminates and (ii) the third full trading day after the earlier of (a) the public disclosure of any Material Non-Public Information known to the Designated Officer or Director or (b) any Material Non-Public Information possessed by the Insider has become public or is no longer material, as determined by the Company.

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•	Upon termination of the status of any other Insider with the Company, trading prohibitions and restrictions detailed in this Policy will continue to apply until any Material Non-Public Information possessed by the Insider has become public or is no longer material, as determined by the Company.

Section 6.10 – Distribution

All new Insiders will be provided a copy of this Policy upon engagement or hire and be provided an opportunity to review its contents as part of their orientation process.

All employees will confirm their review and understanding of this Policy annually.

Directors will review and discuss this Policy annually as a documented agenda item.

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Acknowledgement and Certification

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”). The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Name

Signature

Date

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